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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Delphi Financial Group, Inc. 2003 Employee Long-Term Incentive and Share Award Plan, the Delphi Financial Group, Inc. Second Amended and Restated Employee Stock Option Plan, the Delphi Financial Group, Inc. Second Amended and Restated Directors Stock Plan and the Delphi Financial Group, Inc. Employee Stock Purchase Plan of our reports dated February 23, 2006, with respect to the consolidated financial statements and schedules of Delphi Financial Group, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2005, Delphi Financial Group Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Delphi Financial Group Inc., filed with the Securities and Exchange Commission.


                                        /S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
May 30, 2006